EXHIBIT 99.1

Piedmont Office Realty Trust Reports Third Quarter 2021 Results and Raises Guidance
ATLANTA, October 27, 2021--Piedmont Office Realty Trust, Inc. ("Piedmont" or the "Company") (NYSE:PDM), an owner of Class A office properties located primarily in seven major Eastern U.S. markets with a majority of its revenue being generated from the Sunbelt, today announced its results for the quarter ended September 30, 2021.

Highlights for the Quarter Ended September 30, 2021:

Financial Results:
•The Company reported net income applicable to Piedmont of $11.3 million, or $0.09 per diluted share, for the quarter ended September 30, 2021, as compared to $8.9 million, or $0.07 per diluted share, for the quarter ended September 30, 2020.
•Piedmont reported Core Funds From Operations ("Core FFO") of $62.0 million, or $0.50 per diluted share, for the quarter ended September 30, 2021, as compared to $60.2 million, or $0.48 per diluted share, for the quarter ended September 30, 2020.
•Piedmont reported an 12% and 5% increase in Same Store Net Operating Income ("Same Store NOI") on a cash and accrual basis, respectively, for the quarter ended September 30, 2021 as compared to the quarter ended September 30, 2020.
•The Company has raised and narrowed its 2021 financial guidance to a range of $1.95 to $1.98 per diluted share of Core FFO, as compared to its previously announced range of $1.90 to $1.96 per diluted share of Core FFO.
Leasing:
•The Company completed approximately 509,000 square feet of leasing across all of its major markets, including approximately 221,000 square feet of new tenant leasing.
•Piedmont reported an approximately 11% and 16% roll up in cash and accrual basis rents, respectively, based on leases executed during the quarter ended September 30, 2021 for space vacant one year or less.
•The Company's reported average lease size was approximately 15,000 square feet and the portfolio was approximately 86% leased as of September 30, 2021.
Capital Markets (Including Subsequent Event):
•As previously announced, the Company is under binding contract to sell 225 & 235 Presidential Way in Woburn, MA for $129.0 million, or $293 per square foot, to an investment-grade buyer. The sale is expected to close in early 2022, subject to customary closing conditions.
•On October 22, 2021, Piedmont acquired 999 Peachtree Street, a 622,000 square foot, approximately 77% leased, LEED Platinum, 28-story, office building located in Atlanta, GA for $223.9 million, or $360 psf.

•After the completion of both of the above transactions, approximately 55% of the Company's Annualized Lease Revenue will be generated from the Sunbelt.
Balance Sheet:
•The Company issued $300 million in aggregate principal amount of 2.75% Senior Notes due 2032 and used the proceeds to repay, without penalty, its Amended and Restated $300 million Unsecured 2011 Term Loan that was scheduled to mature in November of 2021.
•The Company's average net debt-to-Core EBITDA ratio as of September 30, 2021 was 5.5 x.
•The Company's Debt-to-Gross Assets ratio was 34.4% as of September 30, 2021.
•As of September 30, 2021, the Company had no secured debt and approximately $422 million of available capacity on its $500 million line of credit.
ESG and Operations:
•Piedmont's entire approximately 17 million square foot portfolio has been submitted to the International WELL Building Institute ("IWBI") for WELL Health-Safety Rating.
•All three of the Dallas Galleria Office Towers obtained Building Owners and Managers Association ("BOMA") 360 Designations.
•Three buildings won regional The Outstanding Building of the Year ("TOBY") awards.
•Piedmont awarded scholarships to two students, one at Howard University in Washington, D.C. and the other at Morehouse College in Atlanta, GA.
•Piedmont was recognized by the Make-a-Wish Georgia chapter for outstanding community involvement through its 2020 annual Make-a-Wish grant.

Commenting on third quarter results, Brent Smith, President and Chief Executive Officer, said, "In addition to reporting strong financial metrics for the quarter, we also made progress on a number of strategic objectives including a sizeable debt refinancing, major capital recycling transaction, and numerous ESG initiatives. Perhaps most encouraging to our business was that new tenant leasing returned to pre-pandemic levels, demonstrating both optimism around the office sector’s recovery and the resiliency of our portfolio." Smith added, "Furthermore, we are extremely excited to announce our acquisition and vision for 999 Peachtree Street, an iconic building located in the heart of midtown Atlanta. This LEED Platinum building provides Piedmont with a foothold in one of the most vibrant, active submarkets in the country at an attractive basis and with immediate scale. We look forward to revitalizing the asset and driving income growth by providing a unique, differentiated product with outdoor amenities that are unmatched in the submarket today."

Results for the Quarter ended September 30, 2021

Piedmont recognized net income applicable to Piedmont for the three months ended September 30, 2021 of $11.3 million, or $0.09 per diluted share, compared to $8.9 million, or $0.07 per diluted share, for the three months ended September 30, 2020, with the $0.02 per share increase primarily attributable to rising rental rates, decreased operating expenses, particularly related to our landlord's portion of real estate taxes, as well as the expiration of operating expense recovery abatements on certain leases. These improvements were partially offset by a 0.9% reduction in our overall leased percentage on a year-to-date basis as a result of reduced new leasing activity in 2020 and the first half of 2021 due to the COVID-19 pandemic.
FFO and Core FFO, which remove the impact of gains and losses on sales of real estate assets, as well as depreciation and amortization, were both $62.0 million, or $0.50 per diluted share, for the three months ended September 30, 2021 as compared to $60.2 million, or $0.48 per diluted share, for the three months ended September 30, 2020. The $0.02 per share increase in both metrics was primarily attributable to the same factors noted in net income above.
Total revenues were $131.1 million for the three months ended September 30, 2021, compared to $131.7 million for the three months ended September 30, 2020, with the loss of revenue related to 2020 disposition activity generally being offset by higher rental rates and reimbursement and other income at certain properties in 2021.
Property operating costs were $51.8 million for the three months ended September 30, 2021, as compared with $53.3 million for the three months ended September 30, 2020, with the decrease primarily related to lower real estate taxes at certain properties, as well as the impact of disposition activity that occurred during 2020.
General and administrative expense was $7.0 million for the third quarter of 2021, as compared to $5.5 million for the same period in 2020, with the three months ended September 30, 2020 primarily reflecting reduced accruals during 2020 for potential performance based compensation tied to operating results, particularly leasing, which was impacted by the COVID-19 pandemic.

Leasing Update

During the three months ended September 30, 2021, Piedmont completed approximately 509,000 square feet of leasing, which was widely dispersed throughout the portfolio and included approximately 221,000 square feet of new tenant leasing. The weighted average lease term for the approximately 50 leases executed during the third quarter was 6.4 years with the largest lease completed during the third quarter being a 10-year renewal and expansion totaling approximately 155,000 square feet at 5&15 Wayside in Burlington, MA. No other individual lease executed during the quarter was as large as 25,000 square feet.
Leases executed during the third quarter of 2021 for recently occupied space reflected a 10.5% and 16.1% roll up in cash and accrual rents, respectively. As of September 30, 2021, the Company's reported leased percentage and weighted average remaining lease term were approximately 86% and 6.1 years, respectively.
Same Store NOI increased 11.6% and 5.0% on a cash and accrual basis, respectively, for the quarter ended September 30, 2021 as compared to the quarter ended September 30, 2020, with the increase in both metrics primarily attributable to rising rental rates and decreased operating expenses, particularly property taxes, as well as the expiration of abatements at certain properties, partially offset by lower overall occupancy (0.9% year-to-date) due to slow leasing in 2020 and the first half of 2021 due to the COVID-19 pandemic. As of September 30, 2021, the Company had approximately 770,000 square feet of executed leases for vacant space yet to commence or under rental abatement.

Financing and Transactional Activity

During the three months ended September 30, 2021, the Company issued $300 million in aggregate principal amount of 2.75% Senior Notes due 2032 and used the proceeds to repay its Amended and Restated $300 million Unsecured 2011 Term Loan that was scheduled to mature in November of 2021.

As previously announced, the Company is under binding contract to sell 225 and 235 Presidential Way in Woburn, MA for $129.0 million, or $293 per square foot, to an investment-grade buyer. The sale is expected to close in early 2022, subject to customary closing conditions.

Subsequent to quarter end, on October 22, 2021, Piedmont acquired 999 Peachtree Street, a 622,000 square foot, approximately 77% leased, LEED-Platinum, 28-story, office building located in Atlanta, GA for $223.9 million, or $360 psf. Located at the corner of Peachtree and 10th Streets in the heart of Midtown, the property offers spectacular views of the Midtown skyline and nearby Piedmont Park. Superior accessibility to the interstate, MARTA (commuter rail system) and the Midtown/ Beltline bike path, along with premier amenities and close proximity to Georgia Tech and more than 30,000 residents within a 1-mile radius, make 999 Peachtree Street a compelling location for prospective tenants. The acquisition marks Piedmont's entry into Midtown Atlanta, one of the most vibrant, active submarkets in the country. Piedmont plans an exciting redevelopment project to revitalize the asset and deliver a premiere tenant experience.

ESG and Other Operational Initiatives

In addition to Piedmont's Atlanta Galleria assets that have already received a WELL Health-Safety rating, the remainder of Piedmont's entire approximately 17 million square foot portfolio has been submitted to the IWBI for WELL Health-Safety Rating. The WELL Health-Safety Rating is an evidence-based, third-party verified rating for all new and existing building and facility types focused on operational policies, maintenance protocols, occupant engagement and emergency plans to prioritize the health and safety of their staff, visitors and stakeholders during the COVID-19 crisis and for the long-term.

All three of the Company's Dallas Galleria Office Towers obtained BOMA 360 Designations during the three months ended September 30, 2021. Consequently, approximately 90% of the Company's portfolio is now designated as BOMA 360. In addition, three buildings - 5 Wall Street in Boston, MA and Norman Pointe I and US Bancorp Center, both in Minneapolis, MN - won regional TOBY awards.

During the three months ended September 30, 2021, Piedmont awarded scholarships to two students, one at Howard University in Washington, D.C. and the other at Morehouse College in Atlanta, GA. The scholarships were awarded pursuant to the Piedmont Office Realty Trust Scholarship Program, whereby Piedmont has partnered with two Historically Black Colleges and Universities to provide need-based, scholastic support to selected rising sophomores interested in pursuing a career related to the real estate industry along with the opportunity to join Piedmont in a summer internship position.

Fourth Quarter 2021 Dividend Declaration

On October 27, 2021, the board of directors of Piedmont declared a dividend for the fourth quarter of 2021 in the amount of $0.21 per share on its common stock to stockholders of record as of the close of business on November 26, 2021, payable on January 4, 2022.

Guidance for 2021

The Company has raised and narrowed its 2021 financial guidance for calendar year 2021 to a range of $1.95 to $1.98 per diluted share of Core FFO, as compared to its previously announced range of $1.90 to $1.96 per diluted share of Core FFO. This guidance is based upon management's assumptions, estimates and expectations based on information available to management as of the date of this release. These estimates reflect year-to-date operating and leasing results, as well as management's view of current market conditions, and incorporate certain economic and operational assumptions and projections, including those related to the pace and strength of the ongoing economic recovery from the COVID-19 pandemic. They also include the effect of the acquisition of 999 Peachtree Street, but no other acquisition or disposition activity that may be completed during the year. Actual results could differ materially from these estimates based on a variety of factors as discussed under "Forward-Looking Statements" below.

(in millions, except per share data)	Low	High
Net Income	$40	$41
Add:
Depreciation	119	121
Amortization	84	85
NAREIT FFO and Core FFO applicable to common stock	$243	$247
NAREIT FFO and Core FFO per diluted share	$1.95	$1.98

Note that individual quarters may fluctuate on both a cash basis and an accrual basis due to the timing of lease commencements and expirations, abatement periods, repairs and maintenance expenses, capital expenditures, capital markets activities, seasonal general and administrative expenses, accrued potential performance-based compensation expenses, and one-time revenue or expense events.

Non-GAAP Financial Measures

To supplement the presentation of the Company’s financial results prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), this release and the accompanying quarterly supplemental information as of and for the period ended September 30, 2021 contain certain financial measures that are not prepared in accordance with GAAP, including FFO, Core FFO, AFFO, Same Store NOI (cash and accrual basis), Property NOI (cash and accrual basis), EBITDAre, and Core EBITDA. Definitions and reconciliations of each of these non-GAAP measures to their most comparable GAAP metrics are included below and in the accompanying quarterly supplemental information.
Each of the non-GAAP measures included in this release and the accompanying quarterly supplemental financial information has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the Company’s results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures in this release and the accompanying quarterly supplemental information may not be comparable to similarly titled measures disclosed by other companies, including other REITs. The Company may also change the calculation of any of the non-GAAP measures included in this news release and the accompanying supplemental financial information from time to time in light of its then existing operations.

Conference Call Information

Piedmont has scheduled a conference call and an audio web cast for Thursday, October 28, 2021 at 11:00 A.M. Eastern daylight time. The live, listen-only, audio web cast of the call may be accessed on the Company's website at http://investor.piedmontreit.com/news-and-events/events-calendar. Dial-in numbers for analysts who plan to actively participate in the call are (888) 506-0062 for participants in the United States and Canada and (973) 528-0011 for international participants. Participant Access Code is 439514. A replay of the conference call will be available through 11:00 A.M. Eastern time on November 11, 2021, and may be accessed by dialing (877) 481-4010 for participants in the United States and Canada and (919) 882-2331 for international participants, followed by conference identification code 43158. A web cast replay will also be available after the conference call in the Investor Relations section of the Company's website. During the audio web cast and conference call, the Company's management team will review third quarter 2021 performance, discuss recent events, and conduct a question-and-answer period.

Supplemental Information

Quarterly supplemental information as of and for the period ended September 30, 2021 can be accessed on the Company`s website under the Investor Relations section at www.piedmontreit.com.

About Piedmont Office Realty Trust

Piedmont Office Realty Trust, Inc. (NYSE: PDM) is an owner, manager, developer, redeveloper, and operator of high-quality, Class A office properties located primarily in select sub-markets within seven major Eastern U.S. office markets, with the majority of its revenue being generated from the Sunbelt. Its geographically-diversified, approximately $5 billion portfolio is currently comprised of approximately 17 million square feet. The Company is a fully-integrated, self-managed real estate investment trust (REIT) with local management offices in each of its markets and is investment-grade rated by S&P Global Ratings (BBB) and Moody’s (Baa2). Piedmont is a 2021 ENERGY STAR Partner of the Year. For more information, see www.piedmontreit.com.

Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company intends for all such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such information is subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of the Company`s performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue" or similar words or phrases that are predictions of future events or trends and which do not relate solely to historical matters. Examples of such statements in this press release include: whether approximately 55% of the Company's Annualized Lease Revenue will be generated from the Sunbelt after completion of the acquisition of 999 Peachtree Street and the disposition of 225 and 235 Presidential Way; whether the Company will revitalize 999 Peachtree Street and drive income growth by providing a unique, differentiated product with outdoor amenities that are unmatched in the Midtown Atlanta submarket today; the expected timing of dispositions; and the Company's estimated range of Net Income, Depreciation, Amortization, NAREIT FFO/Core FFO and NAREIT FFO/Core FFO per diluted share for the year ending December 31, 2021. These statements are based on beliefs and assumptions of Piedmont’s management, which in turn are based on information available at the time the statements are made.

The following are some of the factors that could cause the Company's actual results and its expectations to differ materially from those described in the Company's forward-looking statements: economic, regulatory, socioeconomic changes, and/or technology changes (including accounting standards) that impact the real estate market generally, or that could affect patterns of use of commercial office space; the impact of competition on our efforts to renew existing leases or re-let space on terms similar to existing leases; changes in the economies and other conditions affecting the office sector in general and specifically the seven markets in which we primarily operate where we have high concentrations of our annualized lease revenue; lease terminations, lease defaults, or changes in the financial condition of our tenants, particularly by one of our large lead tenants; adverse market and economic conditions, including any resulting impairment charges on both our long-lived assets or goodwill resulting therefrom; the success of our real estate strategies and investment objectives, including our ability to identify and consummate suitable acquisitions and divestitures; the illiquidity of real estate investments, including regulatory restrictions to which REITs are subject and the resulting impediment on our ability to quickly respond to adverse changes in the performance of our properties; the risks and uncertainties associated with our acquisition and disposition of properties, many of which risks and uncertainties may not be known at the time of acquisition or disposition; development and construction delays and resultant increased costs and risks; our real estate development strategies may not be successful; future acts of terrorism, civil unrest, or armed hostilities in any of the major metropolitan areas in which we own properties, or future cybersecurity attacks against any of our tenants; risks related to the occurrence of cyber incidents, or a deficiency in our cybersecurity, which could negatively impact our business by causing a disruption to our operations, a compromise or corruption of our confidential information, and/or damage to our business relationships; costs of complying with governmental laws and regulations; uninsured losses or losses in excess of our insurance coverage, and our inability to obtain adequate insurance coverage at a reasonable cost; additional risks and costs associated with directly managing properties occupied by government tenants, including an increased risk of default by government tenants during periods in which state or federal governments are shut down or on furlough; significant price and volume fluctuations in the public markets, including on the exchange which we listed our common stock; changes in interest rates and changes in the method pursuant to which the LIBOR rates are determined and the planned phasing out of USD LIBOR after June 2023; high interest rates which could affect our ability to finance or refinance properties; the effect of future offerings of debt or equity securities or changes in market interest rates on the value of our common stock; uncertainties associated with environmental and other regulatory matters; potential changes in the political environment and reduction in federal and/or state funding of our governmental tenants; changes in the financial condition of our tenants directly or indirectly resulting from geopolitical developments that could negatively affect international trade, the termination or threatened termination of existing international trade agreements, or the implementation of tariffs or retaliatory tariffs on imported or exported goods; the effect of any litigation to which we are, or may become, subject; additional risks and costs associated with owning properties occupied by tenants in particular industries, such as oil and gas, hospitality, travel, co-working, etc., including risks of default during start-up and during economic downturns; changes in tax laws impacting REITs and real estate in general, as well as our ability to continue to qualify as a REIT under the Internal Revenue Code of 1986, as amended, or other tax law changes which may adversely affect our stockholders; the future effectiveness of our internal controls and procedures; actual or threatened public health epidemics or outbreaks, such as the ongoing COVID-19 pandemic, and governmental and private measures taken to combat such health crises, which may affect our personnel, tenants, tenants' operations and ability to pay lease obligations, demand for office space, and the costs of operating our assets; the adequacy of our general reserve related to tenant lease-related assets established as a result of the COVID-19 pandemic, as well as the impact of any increase in this reserve or the establishment of any other reserve in the future; and other factors, including the risk factors discussed under Item 1A. of Piedmont’s Annual Report on Form 10-K for the year ended December 31, 2020 and Quarterly Report on Form 10-Q for the nine months ended September 30, 2021, and other documents we file with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company cannot guarantee the accuracy of any such forward-looking statements contained in this press release, and the Company does not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Research Analysts/ Institutional Investors Contact:
Eddie Guilbert
770-418-8592
research.analysts@piedmontreit.com

Shareholder Services/Transfer Agent Services Contact:
Computershare, Inc.
866-354-3485
investor.services@piedmontreit.com

Piedmont Office Realty Trust, Inc.
Consolidated Balance Sheets (Unaudited)
(in thousands)
	September 30, 2021	December 31, 2020
Assets:
Real estate assets, at cost:
Land	$476,717	$476,716
Buildings and improvements	3,259,369	3,123,042
Buildings and improvements, accumulated depreciation	(829,832)	(751,521)
Intangible lease assets	148,945	158,444
Intangible lease assets, accumulated amortization	(80,072)	(67,850)
Construction in progress	48,226	56,749
Real estate assets held for sale, gross	78,803	76,475
Real estate assets held for sale, accumulated depreciation and amortization	(16,699)	(16,021)
Total real estate assets	3,085,457	3,056,034
Cash and cash equivalents	8,189	7,331
Tenant receivables	8,678	8,448
Straight line rent receivables	159,871	148,797
Notes receivable	118,500	118,500
Restricted cash and escrows	6,093	1,883
Prepaid expenses and other assets	24,915	23,277
Goodwill	98,918	98,918
Deferred lease costs, gross	437,020	444,211
Deferred lease costs, accumulated depreciation	(195,255)	(171,817)
Other assets held for sale, gross	9,258	5,030
Other assets held for sale, accumulated depreciation	(996)	(802)
Total assets	$3,760,648	$3,739,810
Liabilities:
Unsecured debt, net of discount and unamortized debt issuance costs of $12,899 and $10,932, respectively	$1,665,101	$1,594,068
Secured debt, inclusive of premium and unamortized debt issuance costs of $0 and $326, respectively	—	27,936
Accounts payable, accrued expenses, and accrued capital expenditures	127,675	111,997
Dividends payable	—	25,683
Deferred income	73,614	36,891
Intangible lease liabilities, less accumulated amortization	26,924	35,440
Interest rate swaps	6,715	9,834
Total liabilities	1,900,029	1,841,849
Stockholders' equity:
Common stock	1,241	1,238
Additional paid in capital	3,700,208	3,693,996
Cumulative distributions in excess of earnings	(1,822,441)	(1,774,856)
Other comprehensive income	(20,036)	(24,100)
Piedmont stockholders' equity	1,858,972	1,896,278
Noncontrolling interest	1,647	1,683
Total stockholders' equity	1,860,619	1,897,961
Total liabilities and stockholders' equity	$3,760,648	$3,739,810

Number of shares of common stock outstanding as of end of period	124,136	123,839
Net debt (Unsecured and Secured debt, less Cash and cash equivalents)	1,656,912	1,614,673
Total Principal Amount of Debt Outstanding (Unsecured debt plus discount and unamortized debt issuance costs and Secured debt less premium and unamortized debt issuance costs)	1,678,000	1,632,610

Piedmont Office Realty Trust, Inc.
Consolidated Statements of Income
Unaudited (in thousands, except for per share data)

	Three Months Ended		Nine Months Ended
	9/30/2021	9/30/2020	9/30/2021	9/30/2020
Revenues:
Rental and tenant reimbursement revenue	$127,427	$128,280	$380,306	$391,681
Property management fee revenue	626	751	1,920	2,146
Other property related income	3,018	2,662	8,320	9,668
Total revenues	131,071	131,693	390,546	403,495
Expenses:
Property operating costs	51,767	53,293	154,849	159,631
Depreciation	30,562	28,255	88,663	83,339
Amortization	20,373	22,990	63,978	70,970
General and administrative	6,955	5,469	22,417	20,049
Total operating expenses	109,657	110,007	329,907	333,989
Other income (expense):
Interest expense	(12,450)	(12,725)	(37,375)	(41,942)
Other income	2,337	319	7,324	817
Loss on early extinguishment of debt	—	—	—	(9,336)
Gain/(loss) on sale of real estate assets	—	(340)	—	191,032
Total other income (expense)	(10,113)	(12,746)	(30,051)	140,571
Net income	11,301	8,940	30,588	210,077
Net loss applicable to noncontrolling interest	5	3	9	2
Net income applicable to Piedmont	$11,306	$8,943	$30,597	$210,079
Weighted average common shares outstanding - diluted	124,627	126,385	124,472	126,302
Net income per share applicable to common stockholders - diluted	$0.09	$0.07	$0.25	$1.66

Piedmont Office Realty Trust, Inc.
Funds From Operations, Core Funds From Operations and Adjusted Funds From Operations
Unaudited (in thousands, except for per share data)

	Three Months Ended		Nine Months Ended
	9/30/2021	9/30/2020	9/30/2021	9/30/2020
GAAP net income applicable to common stock	$11,306	$8,943	$30,597	$210,079
Depreciation of real estate assets(1)	30,336	27,960	87,873	82,384
Amortization of lease-related costs	20,362	22,976	63,943	70,930
(Gain)/loss on sale of real estate assets	—	340	—	(191,032)
NAREIT Funds From Operations applicable to common stock*	62,004	60,219	182,413	172,361
Loss on early extinguishment of debt	—	—	—	9,336
Core Funds From Operations applicable to common stock*	62,004	60,219	182,413	181,697
Amortization of debt issuance costs, fair market adjustments on notes payable, and discounts on debt	849	931	2,076	2,180
Depreciation of non real estate assets	216	286	762	930
Straight-line effects of lease revenue	(2,122)	(6,315)	(8,627)	(20,378)
Stock-based compensation adjustments	1,637	1,336	5,152	4,281
Net effect of amortization of above/below-market in-place lease intangibles	(2,731)	(3,240)	(8,192)	(9,517)
Non-incremental capital expenditures(2)	(18,640)	(15,611)	(52,849)	(58,062)	(3)
Adjusted Funds From Operations applicable to common stock*	$41,213	$37,606	$120,735	$101,131
Weighted average common shares outstanding - diluted	124,627	126,385	124,472	126,302
Funds From Operations per share (diluted)	$0.50	$0.48	$1.47	$1.36
Core Funds From Operations per share (diluted)	$0.50	$0.48	$1.47	$1.44

(1)Excludes depreciation of non real estate assets.

(2)Capital expenditures of a recurring nature related to tenant improvements and leasing commissions that do not incrementally enhance the underlying assets' income generating capacity. Tenant improvements, leasing commissions, building capital and deferred lease incentives incurred to lease space that was vacant at acquisition, leasing costs for spaces vacant for greater than one year, leasing costs for spaces at newly acquired properties for which in-place leases expire shortly after acquisition, improvements associated with the expansion of a building and renovations that change the underlying classification of a building are excluded from this measure.

(3) Includes the leasing commission for the approximately 20-year, 520,000-square-foot renewal and expansion of the State of New York's lease at our 60 Broad Street building in New York City that was executed during the fourth quarter of 2019.

Piedmont Office Realty Trust, Inc.
EBITDAre, Core EBITDA, Property Net Operating Income (Cash and Accrual), Same Store Net Operating Income (Cash and Accrual)
Unaudited (in thousands)

	Cash Basis		Accrual Basis
	Three Months Ended		Three Months Ended
	9/30/2021	9/30/2020	9/30/2021	9/30/2020

Net income applicable to Piedmont (GAAP)	$11,306	$8,943	$11,306	$8,943
Net loss applicable to noncontrolling interest	(5)	(3)	(5)	(3)
Interest expense	12,450	12,725	12,450	12,725
Depreciation	30,552	28,247	30,552	28,247
Amortization	20,362	22,976	20,362	22,976
Depreciation and amortization attributable to noncontrolling interests	21	22	21	22
Loss on sale of real estate assets	—	340	—	340
EBITDAre* and Core EBITDA*	74,686	73,250	74,686	73,250
General & administrative expenses	6,955	5,469	6,955	5,469
Management fee revenue	(309)	(422)	(309)	(422)
Other income	(2,121)	(104)	(2,121)	(104)
Non-cash general reserve for uncollectible accounts	—	(33)
Straight line effects of lease revenue	(2,122)	(6,315)
Straight line effects of lease revenue attributable to noncontrolling interests	1	(5)
Amortization of lease-related intangibles	(2,731)	(3,240)
Property NOI*	74,359	68,600	79,211	78,193
Net operating income from:
Acquisitions	(8,012)	(6,041)	(9,621)	(8,505)
Dispositions	(359)	(3,338)	(359)	(3,191)
Other investments(1)	254	150	311	(286)
Same Store NOI*	$66,242	$59,371	$69,542	$66,211
Change period over period in Same Store NOI	11.6%	N/A	5.0%	N/A

Piedmont Office Realty Trust, Inc.
EBITDAre, Core EBITDA, Property Net Operating Income (Cash and Accrual), Same Store Net Operating Income (Cash and Accrual)
Unaudited (in thousands)

	Cash Basis		Accrual Basis
	Nine Months Ended		Nine Months Ended
	9/30/2021	9/30/2020	9/30/2021	9/30/2020

Net income applicable to Piedmont (GAAP)	$30,597	$210,079	$30,597	$210,079
Net loss applicable to noncontrolling interest	(9)	(2)	(9)	(2)
Interest expense	37,375	41,942	37,375	41,942
Depreciation	88,635	83,315	88,635	83,315
Amortization	63,943	70,930	63,943	70,930
Depreciation and amortization attributable to noncontrolling interests	63	64	63	64
Gain on sale of real estate assets	—	(191,032)	—	(191,032)
EBITDAre*	220,604	215,296	220,604	215,296
Loss on early extinguishment of debt	—	9,336	—	9,336
Core EBITDA*	220,604	224,632	220,604	224,632
General & administrative expenses	22,417	20,049	22,417	20,049
Management fee revenue	(946)	(1,098)	(946)	(1,098)
Other income	(6,423)	(170)	(6,423)	(170)
Non-cash general reserve for uncollectible accounts	412	4,831
Straight line effects of lease revenue	(8,627)	(20,378)
Straight line effects of lease revenue attributable to noncontrolling interests	2	(12)
Amortization of lease-related intangibles	(8,192)	(9,517)
Property NOI*	219,247	218,337	235,652	243,413
Net operating income from:
Acquisitions	(24,214)	(15,320)	(29,244)	(21,246)
Dispositions	(204)	(20,225)	(204)	(21,330)
Other investments(1)	580	388	748	551
Same Store NOI*	$195,409	$183,180	$206,952	$201,388
Change period over period in Same Store NOI	6.7%	N/A	2.8%	N/A

(1)Other investments include active out-of-service redevelopment and development projects, land, and recently completed redevelopment and development projects. The operating results from 222 South Orange Avenue in Orlando, FL, are included in this line item.

*Definitions:

Funds From Operations ("FFO"): The Company calculates FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines FFO as net income (calculated in accordance with GAAP), excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control, and impairment write-downs of certain real estate assets and investment in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, along with appropriate adjustments to those reconciling items for joint ventures. These adjustments can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. FFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that FFO is helpful to investors as a supplemental performance measure because it excludes the effects of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs, which implicitly assumes that the value of real estate diminishes predictably over time. The Company also believes that FFO can help facilitate comparisons of operating performance between periods and with other REITs. However, other REITs may not define FFO in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than the Company; therefore, the Company’s computation of FFO may not be comparable to that of such other REITs.

Core Funds From Operations ("Core FFO"): The Company calculates Core FFO by starting with FFO, as defined by NAREIT, and adjusting for gains or losses on the extinguishment of swaps and/or debt and any significant non-recurring items. Core FFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Core FFO is helpful to investors as a supplemental performance measure because it excludes the effects of certain items which can create significant earnings volatility, but which do not directly relate to the Company’s core business operations. As a result, the Company believes that Core FFO can help facilitate comparisons of operating performance between periods and provides a more meaningful predictor of future earnings potential. Other REITs may not define Core FFO in the same manner as the Company; therefore, the Company’s computation of Core FFO may not be comparable to that of other REITs.

Adjusted Funds From Operations ("AFFO"): The Company calculates AFFO by starting with Core FFO and adjusting for non-incremental capital expenditures and then adding back non-cash items including: non-real estate depreciation, straight-lined rents and fair value lease adjustments, non-cash components of interest expense and compensation expense, and by making similar adjustments for joint ventures. AFFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that AFFO is helpful to investors as a meaningful supplemental comparative performance measure of our ability to make incremental capital investments. Other REITs may not define AFFO in the same manner as the Company; therefore, the Company’s computation of AFFO may not be comparable to that of other REITs.

EBITDAre: The Company calculates EBITDAre in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines EBITDAre as net income (computed in accordance with GAAP) adjusted for gains or losses from sales of property, impairment losses, depreciation on real estate assets, amortization on real estate assets, interest expense and taxes, along with the same adjustments for joint ventures. Some of the adjustments mentioned can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. EBITDAre is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that EBITDAre is helpful to investors as a supplemental performance measure because it provides a metric for understanding the Company’s results from ongoing operations without taking into account the effects of non-cash expenses (such as depreciation and amortization) and capitalization and capital structure expenses (such as interest expense and taxes). The Company also believes that EBITDAre can help facilitate comparisons of operating performance between periods and with other REITs. However, other REITs may not define EBITDAre in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than the Company; therefore, the Company’s computation of EBITDAre may not be comparable to that of such other REITs.

Core EBITDA: The Company calculates Core EBITDA as net income (computed in accordance with GAAP) before interest, taxes, depreciation and amortization and incrementally removing any impairment losses, gains or losses from sales of property and other significant infrequent items that create volatility within our earnings and make it difficult to determine the earnings generated by our core ongoing business. Core EBITDA is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Core EBITDA is helpful to investors as a supplemental performance measure because it provides a metric for understanding the performance of the Company’s results from ongoing operations without taking into account the effects of non-cash expenses (such as depreciation and amortization), as well as items that are not part of normal day-to-day operations of the Company’s business. Other REITs may not define Core EBITDA in the same manner as the Company; therefore, the Company’s computation of Core EBITDA may not be comparable to that of other REITs.

Property Net Operating Income ("Property NOI"): The Company calculates Property NOI by starting with Core EBITDA and adjusting for general and administrative expense, income associated with property management performed by Piedmont for other organizations and other income or expense items for the Company, such as interest income from loan investments or costs from the pursuit of non-consummated transactions. The Company may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are also eliminated. Property NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Property NOI is helpful to investors as a supplemental comparative performance measure of income generated by its properties alone without the administrative overhead of the Company. Other REITs may not define Property NOI in the same manner as the Company; therefore, the Company’s computation of Property NOI may not be comparable to that of other REITs.

Same Store Net Operating Income ("Same Store NOI"): The Company calculates Same Store NOI as Property NOI attributable to the properties for which the following criteria were met during the entire span of the current and prior year reporting periods: (i) they were owned, (ii) they were not under development / redevelopment, and (iii) none of the operating expenses for which were capitalized. Same Store NOI also excludes amounts attributable to land assets. The Company may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are also eliminated. Same Store NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance.

The Company believes that Same Store NOI is helpful to investors as a supplemental comparative performance measure of the income generated from the same group of properties from one period to the next. Other REITs may not define Same Store NOI in the same manner as the Company; therefore, the Company’s computation of Same Store NOI may not be comparable to that of other REITs.